EXHIBIT 14

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, AND FINANCIAL MANAGERS

As of February 5, 2004

21st Century Insurance Group has a Code of Business Conduct applicable to all directors and employees of the Company and its subsidiaries. The Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and all financial managers are bound by the provisions set forth therein relating to honest and ethical conduct, including the handling of conflicts of interest and compliance with applicable laws, rules and regulations. In addition to the Code of Business Conduct, the Company’s CEO, CFO, and financial managers are subject to the following additional specific policies:

1.  The CEO, CFO, and financial managers are responsible for maintaining the Company’s accounting records in accordance with all applicable laws, and the accounting records are proper, supported, classified, and do not contain any false or misleading entries.

2.  The CEO, CFO, and financial managers are responsible for the Company’s system of internal financial controls and shall promptly bring to the attention of the Disclosure Committee and/or where deemed appropriate, directly to the Audit Committee, any information he or she may have concerning

a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal control over financial reporting.

3.  The CEO, CFO and all financial managers are responsible for full, fair, accurate, timely and understandable disclosure in

a) reports and documents that the Company files with or submits to the SEC, and

b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations.

4.  The CEO, CFO and all financial managers are not permitted, directly or indirectly, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew or was unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “could, if successful result in rendering such financial person knew or was unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “could, if successful result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

a) to issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);

b) not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

c) not to withdraw an issued report; or

d) not to communicate matters to the Audit Committee.

5.  In addition to their obligations under the Code of Business Conduct and Ethics, the CEO, CFO and each financial manager shall promptly bring to the attention of the General Counsel or, where he or she deems it appropriate, directly to the Audit Committee any information he or she may have concerning

a) evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or its employees or agents, or

b) any violation of this Code of Ethics.

6.  The CEO, CFO, and financial managers shall not compete with the Company and may never let business dealings on behalf of the Company be influenced, or even appear to be influenced, by personal or family interests. The CEO, CFO and financial managers shall promptly bring to the attention of the General Counsel or the Chief Compliance Officer any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

7.  The Company is committed to complying with both the letter and the spirit of all applicable laws, rules and regulations. The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery.

Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics, including failures to report potential violations by others, are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

8.  The Company will strive to keep confidential the identity of anyone reporting a possible violation. To facilitate the fullest compliance possible, and encourage employees to ask questions when presented with potential violations, the Company will not tolerate retaliation against any employee asking questions or making a good faith report in an attempt to comply with this Code. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees are required to cooperate with internal investigations of misconduct and unethical behavior.

9.  Any waiver of this Code of Ethics may be made only by the Audit Committee and will be promptly disclosed as required pursuant to federal securities laws, regulations and applicable listing standards.

Code of Business Conduct

As of December 14, 2005

Introduction and General Statement

The precepts that govern the business conduct of 21st Century Insurance Group and its related Companies (the “Company”) are contained in this Code of Business Conduct. This Code is a guide for the Company and its outside directors, corporate officers, directors, managers, employees and any other persons performing similar job functions, including vendors, consultants, or agents. The nature of the Company’s business places the organization in a sensitive role as a custodian of confidential, private and proprietary information. All this demands safeguarding Company data, as well as customer and employee information, with confidentiality. The primary objective of this Policy is to assure that the whole organization remains responsible and responsive to the customers we serve, to our shareholders and to our fellow employees.

Responding to changes in laws and business practices, the Company believes it appropriate to reaffirm and clarify its Code of Business Conduct.

Compliance with Laws and Regulations

The business of the Company shall be conducted in compliance with all applicable laws and regulations. The use of Company funds or assets for any purpose in violation of applicable laws and regulations is prohibited. Other critical areas include, but are not limited to, falsifying Company financial statements, theft or misuse of Company assets, and wrongful misuse of a person’s influence for personal benefit. All employees, officers and directors shall protect the Company’s assets and ensure their efficient use. The use of Company letterhead for other than Company business is also prohibited. The disclosure, distribution or sale of Company customer or marketing lists, employee lists, or telephone directories to non-employees, without management approval, in the normal course of business is also prohibited. No employee shall take unfair advantage of anyone through concealment or misrepresentation of material information.

It is the Company’s intent to be a law-abiding corporate citizen. Though we will vigorously defend our view of the law, it is the Company’s intent to abide by the spirit and letter of the law. Allegations of non-compliance will be investigated as necessary. Those found to be in violation of this Code, including failures to report potential violations by others, are subject to appropriate disciplinary action as listed below. Criminal misconduct will be referred to the appropriate legal authorities.

Employees are expected and encouraged to report suspected inappropriate conduct or criminal behavior in the workplace to either the Company’s General Counsel or through the Employee Hotline. The Company has instituted the Hotline for confidentially reporting activities which are illegal or violate Company policies and procedures.

The Company will strive to keep confidential the identity of anyone reporting a possible violation. To facilitate the fullest compliance possible, and encourage employees to ask questions when presented with potential violations, the Company will not tolerate retaliation against any employee asking questions or making a good faith report in an attempt to comply with this Code. All employees are required to cooperate with internal investigations of misconduct and unethical behavior.

Background Status

Under the federal “Violent Crime Control and Law Enforcement Act of 1994,” Title 18 U.S.C. §§1033 and 1034, it is a federal crime for a person to engage or participate in the business of insurance, if that person has ever been convicted of a state or federal felony involving dishonesty or breach of trust. However, such a prohibited person may apply to the Insurance Commissioner for written consent to engage or participate in the business of insurance. Persons governed by the law include employees, officers, directors, agents, contractor or subcontractor providing an insurance service for the Company.

California law and regulations require insurers to actively determine whether prohibited persons are in their employ. Once a prohibited person is identified, he or she must stop working on insurance matters until the Commissioner issues a written waiver. The individual must complete an application and attend a hearing to obtain the waiver. The Company may not file an application on behalf of the individual.

California Insurance Code §1729.2 requires licensed agents and applicants, officers, directors, and controlling shareholders to report any change in background status to the Insurance Commissioner within 30 days from when the individual learns of the change. Reportable background information includes: a misdemeanor or felony conviction in any jurisdiction; criminal charges in any state or federal court; administrative action regarding a professional or occupational license; discharge or attempt to discharge, in a personal or organizational bankruptcy proceeding, an obligation regarding premiums or fiduciary funds owed to any company; any admission, determination, or judicial finding of fraud, misrepresentation, misappropriation or conversion of funds, or breach of fiduciary duty.

Individuals having a duty to report a change in background status must notify their immediate supervisor or manager, and Human Resources. Human Resources will provide the individual with the proper reporting forms and waiver application as appropriate. The Company does not guarantee continued employment to any individual prohibited from working in the business of insurance.

Confidential and Proprietary Information

It is the policy of this Company that the Company and all of its employees shall maintain the confidentiality of the Company’s proprietary and confidential information. Except as permitted by law and the Company’s procedures, or required by law, each such person shall also maintain the confidentiality of proprietary and confidential information of customers and third parties who disclose such information to the Company pursuant to an existing or proposed customer or business relationship with the Company.

Political Contributions

Political contributions, where permitted by law, may be made in the name of the Company only when approved by executive management.

Company employees may contribute personally to the candidates or party of their choice. No employee shall be compensated or reimbursed for any such personal contribution.

Giving or Receiving Preferential Treatment and Payments to Government Officials or Others

The giving or accepting of gifts, entertainment, or any other personal favor or preferment to or from anyone with whom the Company has, or is likely to have, any business dealings (including any governmental official, employee, prospective employee, customer, competitor or vendor), is forbidden. This includes any gift, gratuity or other personal favor that exceeds a nominal value or goes beyond common courtesies usually associated with accepted business practice.

This policy extends not only to direct payments but also to indirect payments made in any form through consultants or other third parties.

Proper Accounting

The books of account, financial statements, and records of the Company shall be recorded and maintained in accordance with the established financial and accounting policies issued by the Company, shall accurately and fairly reflect the underlying transactions, and shall be maintained in reasonable detail to fairly reflect the disposition of the Company’s assets and liabilities. An employee shall make every effort to properly maintain these books, statements and records and shall advise the Company of any known false or misleading statements.

Dealing with Auditors

An employee shall not make a false or misleading statement to the Company’s independent auditors or internal auditors, nor shall any employee conceal or fail to reveal any information necessary to clarify any issue the auditors may review or investigate.

Conflicts of Interest

No employee or any member of his or her immediate family shall directly or indirectly participate in any business that competes with, or has any dealing with the Company, unless that participation is made known to the Company in advance and is approved in writing by the Company’s General Counsel. Ownership of stock in a publicly held company that may deal or compete with the Company will not violate this policy so long as the employee or his immediate family member owns less than one percent (1%) of the outstanding stock of that publicly held company.

Corporate Opportunities

Officers, directors and employees are prohibited from:

a)  taking for themselves personally opportunities related to the Company’s business;

b)  using the Company’s property, information or position for personal gain,

provided, however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, taking the opportunity may be permitted.

Trading in the Company’s Securities

It is the Company’s policy that no employee shall engage in any trade in securities of the Company or any other corporation while in possession of any material non-public information.

Employees should refrain from trading in the Common Stock and other securities of the Company at any time that they possess material information regarding the Company until the information has been disclosed to the public (by press release or otherwise) and has been available to the public for at least two full market trading days.

Employees should refrain from disclosing non-public information to anyone outside the Company (including family members), except under conditions approved by senior management and in compliance with applicable securities laws and regulations. Any inadvertent disclosure of material non-public information should be immediately reported to the Company’s General Counsel.

All directors, officers and other employees designated as “insider employees” under the Securities and Exchange Commission rules must comply with the Commission’s Insider Trading rules at all times. Trading by directors, officers and other employees designated as “insider employees” should be cleared in advance through their own attorneys or through the Company’s General Counsel.

Implementation of Policy

Responsibility for Compliance and Interpretation

The Company’s General Counsel is responsible to the Board of Directors for monitoring compliance with this Code of Business Conduct. Outside directors, corporate officers, directors and managers of the Company, and all employees, are responsible for compliance with this policy. On all questions of compliance and interpretation, appropriate legal and accounting staff should be consulted. Questions regarding this policy that cannot be answered by the officers or managers of the respective departments or divisions should be referred directly to the Company's General Counsel.

Annual Letter of Representation of Compliance

Annually, outside directors, corporate officers, directors and managers of the Company, and other employees, as deemed necessary by the General Counsel, will be requested to furnish a letter of representation of their compliance with this Code of Business Conduct. Whether or not you are requested to furnish a letter of representation, it is the personal responsibility of each and every employee of the Company to observe and strictly abide by this Policy. Employees are requested to report promptly any circumstance that involves, or may appear to involve, deviation from this Policy.

Waivers

Any waiver of this Code of Business Conduct for officers and outside directors may be made only by the Board of Directors or a board committee and will be promptly disclosed to shareholders.

Disciplinary Action

Any employee involved in a violation of the Company’s corporate policy and Code of Business Conduct will be subject to disciplinary action, which may include warning, reprimand, probation, suspension, reduction in salary, demotion or dismissal.

Review of Policy

Executive management and the Board of Directors of the Company shall review this Code of Business Conduct annually with a view to making any appropriate changes in the Code or its application.